As filed the Securities and Exchange Commission on November 26, 1997
                                     Registration No. 333-


                   U. S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                            THE SECURITIES ACT OF 1933


                       NORTH AMERICAN SCIENTIFIC, INC.
                _______________________________________________________
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               DELAWARE                             51-0366422
_______________________________         __________________________________
(STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                           NORTH AMERICAN SCIENTIFIC, INC.
                                7435 GREENBUSH AVENUE
                              NORTH HOLLYWOOD, CA 91605
                                    (818) 503-9201
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                     ____________________________________________

                                MR. L. MICHAEL CUTRER
                           NORTH AMERICAN SCIENTIFIC, INC.
                                7435 GREENBUSH AVENUE
                              NORTH HOLLYWOOD, CA 91605
                                   (818) 503-9201
                 ___________________________________________________
              (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            _____________________________

                           WITH COPIES OF COMMUNICATION TO:

                                    ALLAN J. REICH
                                  D'ANCONA & PFLAUM
                           30 N. LASALLE STREET, SUITE 2900
                                  CHICAGO, IL 60602
                                    (312) 580-2000


          Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement is declared effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:   / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offer. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           ______________________________________

                           CALCULATION OF REGISTRATION FEE
(For calculation of the $5,085.58 registration fee, see table on following page)

                           ______________________________________

                           CALCULATION OF REGISTRATION FEE



    Title of Each Class of         Amount to             Proposed Maximum               Proposed Maximum            Amount of
       Securities to be          Registered (1)      Offering Price per Share          Aggregate Offering       Registration Fee
          Registered                                                                          Price


   Common Stock, $0.01  par
   value per share                  800,000                 $19.25 (2)                   $15,400,000 (2)          $4,666.67 (2)

    Common Stock, $0.01
    par value per share (3)          64,000                 $21.60 (4)                   $ 1,382,400 (4)           $  418.91 (4)
             Total                  864,000                                              $16,782,400               $5,085.58


(1) To be sold by the Selling Stockholders.

(2) Estimated solely for the purpose of determining the Registration Fee. Calculated pursuant to Rule 457(c), based upon the average of the high and the low sales prices of the Registrant's Common Stock on November 24, 1997, as reported on the Nasdaq Electronic Bulletin Board ("EBB").

(3) Issuable upon exercise of the Warrant (as defined herein).

(4) Calculated pursuant to Rule 457(g).


___________________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    PRELIMINARY PROSPECTUS DATED NOVEMBER 26, 1997
                                SUBJECT TO COMPLETION

                           NORTH AMERICAN SCIENTIFIC, INC.
                            864,000 SHARES OF COMMON STOCK

         This Prospectus relates to the offer and sale by the selling stockholders identified herein (the "Selling Stockholders") of up to 864,000 Shares (the "Shares") of the Common Stock, par value $0.01 per share ("Common Stock") of North American Scientific, Inc., a Delaware corporation (the "Company"). An aggregate of 800,000 shares of the Company's Common Stock was issued to investors in a private placement on November 13, 1997 (the "Private Placement"). Additionally, 64,000 Shares of Common Stock are issuable upon exercise of a warrant issued by the Company to the placement agent in connection with the Private Placement (the "Warrant"). The Warrant was issued as of November 13, 1997 and may be exercised at $21.60 per share during the period beginning November 14, 1998 through November 13, 2002. The Shares may be offered by the Selling Stockholders in transactions on the Nasdaq Electronic Bulletin Board ("EBB") or such other markets upon which the Company may list shares of its Common Stock from time to time, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The Company will receive proceeds of up to $1,382,400 from the exercise of the Warrant. However, the Company will receive none of the proceeds from the sale of the Shares by the Selling Stockholders. See "Use of Proceeds."

         SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THESE SECURITIES.

The shares of Common Stock of the issuer are reported on the Nasdaq EBB under the symbol "NASI." The Company has agreed to pay all of the expenses in connection with the registration and sale of the Shares offered by the Selling Stockholders.

          THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD
         THE LOSS OF THEIR ENTIRE INVESTMENT.  SEE "RISK FACTORS" ON PAGE 4.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The 800,000 shares of Common Stock and the Warrant were issued by the Company in the Private Placement pursuant to an exemption from registration provided by the Securities Act of 1933, as amended.

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                 The date of this Prospectus is ______________, 1997

                                AVAILABLE INFORMATION

         The Company is a reporting company under Section 13 of the Securities and Exchange Act of 1934 (the "Exchange Act").

         The reports and other information filed by the small business issuer may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W. in Washington, D.C. 20549. Copies may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         The Company has filed with the Commission a registration statement on Form S-3 (together with any and all amendments, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration of the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company, with the Commission, have been incorporated herein by reference. See "Incorporation of Certain Documents by Reference." For further information regarding the Company and the Common Stock reference is made to the Registration Statement, including the exhibits and schedules thereto and the documents incorporated herein by reference.

         The securities of the issuer are reported on the Nasdaq Electronic Bulletin Board under the symbol "NASI."

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference.

         (a) Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996;

         (b)  Proxy Statement on Schedule 14A as filed on March 28, 1997;

         (c)  Quarterly Report on Form 10-QSB for the quarter ended July 31,
              1997;

         (d)  Quarterly Report on Form 10-QSB for the quarter ended April
              30,1997;

         (e) Quarterly Report on Form 10-QSB for the quarter ended January 31, 1997;

         (f) Current Reports on Form 8-K filed on November 24, 1997 and October 9, 1997; and

         (g) The description of the Company's Common Stock as contained in the Company's Form 10-SB dated August 21, 1995 and amended on October 20,1995 and November 21, 1995.

         All reports and other documents filed by the Company pursuant to
Section 13(a),13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Act"), subsequent to the date of this Prospectus and prior to the termination of the offering made by the Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporate or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in this Prospectus, other than exhibits to such information. Requests for such copies should be directed to L. Michael Cutrer, North American Scientific, Inc., 7435 Greenbush Avenue, North Hollywood, California, 91605 (telephone: 818-503-9201, fax: 818-503-0764).

                                     THE COMPANY

         Through its wholly-owned subsidiary North American Scientific, Inc., a California corporation, North American Scientific, Inc., a Delaware corporation (the "Company"), manufactures and markets a broad line of low-level radiation sources and standards for medical, scientific and industrial uses. The Company currently operates in two principal business areas: (i) interstitial radioactive brachytherapy sources, sometimes called "seeds", which are small, implantable radioactive "pellets" used for the treatment of cancer and certain other diseases, and (ii) radioactive "reference" sources, which are sealed devices containing radioactive sources used to calibrate a variety of medical and commercial equipment. The Company has been in the business of manufacturing radioactive sources since 1990 and recently expanded its business strategy to include the development of brachytherapy products. The Company entered into agreements with Mentor Corporation, a Delaware corporation ("Mentor") pursuant to which Mentor will distribute Iodine(125) ("I(125)") brachytherapy seeds, which are used in the treatment of prostate cancer, which will be manufactured by the Company. Additionally, through its relationship with RadioMed Corporation ("RadioMed"), the Company is expanding its presence in the field of radioactive medical devices by applying its expertise in radioactive source development and RadioMed's expertise in ion implantation to identify and commercialize other novel medical products and services. The Company was originally incorporated under the Company Act of British Columbia, Canada, in 1987 as Triple R Resources Corp. The corporate name was changed to Uptown Industries Corp. in 1989, and to its current name in 1990. The Company was continued as a Canadian federal corporation under the Canadian Business Corporation Act in 1994, and became a Delaware corporation on April 20, 1995.

                             PRINCIPAL EXECUTIVE OFFICES

         The principal executive offices of the Company are located at 7435 Greenbush Avenue, North Hollywood, CA 91605; its telephone number is
(818) 503-9201.

                                     RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING THE COMPANY AND ITS BUSINESS PROSPECTS. CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS ARE FORWARD LOOKING AS THAT TERM IS DEFINED BY: (I) THE 1995 ACT, AND (II) RELEASES ISSUED BY THE SEC. THESE STATEMENTS ARE BEING MADE PURSUANT TO THE PROVISIONS OF THE 1995 ACT AND WITH THE INTENTION OF OBTAINING THE BENEFITS OF THE "SAFE HARBOR" PROVISIONS OF THE 1995 ACT. THE COMPANY CAUTIONS INVESTORS THAT ANY FORWARD LOOKING STATEMENTS MADE BY THE COMPANY ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE RISKS DETAILED HEREIN OR DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SEC.

EARLY STAGE OF PRODUCT COMMERCIALIZATION.

    Certain of the Company's products are in an early stage of development and commercialization. The Company's core business historically has involved the manufacture and distribution of low-level radiation sources and reference standards for use in medical imaging, environmental measurement and instrument calibration procedures. However, the Company has recently begun to broaden its line of products to include products involved in medical therapeutics. In particular, the Company expects future revenues to be generated from sales of its Iodine(125) ("I(125)") brachytherapy sources, which will be marketed by Mentor under Mentor's trade name IOGOLD-TM-. IOGOLD-TM- will be marketed to physicians for the treatment of prostate cancer. The Company received FDA approval for the I(125) brachytherapy product on October 28, 1997, and intends to commence commercial production in December, 1997. The success of the IOGOLD-TM- product will be dependent, to a large extent, on the efforts of Mentor, which will be the exclusive worldwide distributor of the product. The Company's long-term growth may be significantly affected by whether it will be able successfully to manufacture, market and distribute the I(125) brachytherapy product, or other similar products the Company may develop, to a large portion of the medical community. The time frame necessary to accomplish this objective may be long and uncertain, and the development and production of additional medical therapeutic products, including products utilizing Palladium(103) ("Pd(103)"), may require even longer development and clinical trial periods than the Company has experienced with the I(125) brachytherapy product.
There can be no assurance that the Company's products in development will prove to be safe and effective in clinical trials under applicable regulatory guidelines, and clinical trials may identify significant technical or other obstacles that must be overcome prior to obtaining necessary regulatory or reimbursement approvals. There can be no assurance that the Company will be able to manufacture the I(125) brachytherapy product at an acceptable cost and appropriate quality, that the Company will be able to develop other new products, obtain regulatory approval for such products in a cost-effective manner or that the Company will be able to increase sales in its target markets. Any failure by the Company to do so could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON MARKETING ALLIANCE.

    The Company has only limited experience marketing and selling its products, and does not have experience marketing and selling its products in commercial quantities. On June 16, 1997, the Company entered into a five-year marketing and exclusive distribution agreement with Mentor, whereby Mentor agreed to market and distribute the Company's I(125) brachytherapy product under Mentor's trade name IOGOLD-TM-. As a result, future sales of the I(125) brachytherapy product will be dependent on the marketing efforts of Mentor. Mentor is expected to market IOGOLD-TM- through its established sales force, which is currently dedicated to sales of Mentor's existing urology product line. This sales force will market the product to urologists and radiation oncologists on a worldwide basis. Mentor is also expected to be actively involved in the education and training of physicians in the procedures for the use of IOGOLD-TM-. Currently, the Company derives no revenues from the sales of IOGOLD-TM-, yet it expects that sales of IOGOLD-TM- could constitute a significant percentage of its net sales in the foreseeable future. Any failure by Mentor to successfully market IOGOLD-TM- or other products that are manufactured by the Company and distributed by Mentor, or to successfully educate and/or train physicians in the use of the product could have a material adverse effect on the Company's sales of IOGOLD-TM- and consequently on the business, operating results and financial condition of the Company. Subject to certain limitations, Mentor also has the exclusive marketing and distribution rights to the Company's Pd(103)-based brachytherapy seeds.

    If the Company is unable to maintain its relationship with Mentor, or if the Company introduces new products for which Mentor does not act as the distributor, the Company may need to develop third party distribution channels and/or its own direct sales force, which will be time consuming and require significant resources, and there can be no assurance that the Company would be successful. The Company's failure to do so could have a material adverse effect upon its business, operating results and financial condition. In the event that Mentor fails to achieve certain performance targets in specified territories, the Company may terminate Mentor's exclusive distribution rights in such territory or territories, in which case Mentor may have the right to independently manufacture and distribute the I(125) and Pd(103)-based brachytherapy products. The loss of the Mentor relationship could also result in the Company's inability to market its I(125) brachytherapy products under the IOGOLD-TM- trade name. Any such inability could also have a material adverse effect on the Company's business, operating results and financial condition.

UNCERTAINTY OF MARKET ACCEPTANCE OF BRACHYTHERAPY SOURCES.

    Ultrasound guided transperineal seeding, currently the most prevalent seeding technique practiced by physicians, is a relatively new treatment method for prostate cancer with a relatively low level of market penetration. There can be no assurance that brachytherapy will gain significant market acceptance among physicians, patients and health care payors. The success of the Company's I(125) brachytherapy product will depend on maintaining and increasing favorable perceptions by patients, doctors, health care payors and medical researchers regarding the safety, efficacy and cost effectiveness of the product.
Management believes that recommendations by physicians and health care payors will be essential to increase market acceptance of seeding, and there can be no assurance that any such recommendations will be obtained. Physicians in the U.S. or elsewhere will not recommend seeding unless they conclude, based on clinical data and other factors, that it is an attractive alternative to traditional methods of prostate cancer treatment, of which radical prostatectomy ("RP") and external beam radiation therapy ("EBRT") are the most commonly used. RP has a long history as the treatment of choice for early-stage, localized prostate cancer, and many physicians have been trained in this procedure. EBRT has experienced some negative results, which could create an unfavorable public perception of radiation treatment for prostate cancer in general, and could adversely affect public acceptance of seeding. In addition, although Mentor has been granted worldwide distribution rights to the Company's I(125) brachytherapy sources to be marketed under Mentor's trade name IOGOLD-TM-, physicians in many countries, including most European countries, do not currently aggressively treat prostate cancer. The failure of the brachytherapy technique in general, or of IOGOLD-TM- in particular, to gain acceptance among physicians, patients and/or health care payors in the U.S. or elsewhere could have a material adverse effect on the business, operating results and financial condition of the Company.

MANAGEMENT OF GROWTH.

    The Company's business has grown significantly over the past several years. However, there can be no assurance that the Company will continue to grow. If growth does occur, there can be no assurance the Company will be effective in managing such future growth, in expanding its facilities and operations or in retaining additional qualified personnel. In particular, the Company expects to significantly increase its production capacity in order to produce IOGOLD-TM-. This expansion of production capacity is expected to include a significant increase in the number of employees dedicated to that production. Furthermore, pursuant to the Company's agreements with RadioMed, the Company will establish an ion implantation facility at the Company's North Hollywood, California location. The Company's commitments to RadioMed are also expected to require the hiring of additional personnel. Any failure to effectively manage growth, expand its operations or attract and retain qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS.

    The Company's results of operations have historically varied from quarter to quarter and the Company expects that further variability may continue to occur and may be significant. In the past, operating results have varied as a result of a number of factors, including the size and timing of customer orders, the timing of the introduction and customer acceptance of new products or product enhancements by the Company or its competitors, changes in pricing policies by the Company or its competitors, research and development expenditures, certain non-operational expenses (including litigation costs) and changes in general economic conditions. Future variability in the Company's results of operations may result from the changes in the Company's business disclosed in this Prospectus, in particular due to the marketing of IOGOLD-TM-through the Company's relationship with Mentor.

COMPETITION.

    The radiation source industry is highly competitive. The Company competes with several national and international companies which are substantially larger and have greater technical, sales, marketing and financial resources than the Company. The Company has no experience in human therapeutic products and will be competing against companies with greater experience in this sector. Developments by any of these companies or advances by medical researchers at universities, government research facilities or private research laboratories could render the Company's products obsolete. Furthermore, if demand for treatment of prostate cancer increases, companies with substantially greater financial resources than the Company, as well as extensive experience in research and development, the regulatory approval process and manufacturing and marketing, may develop seeding treatments and products that are similar to the Company's I(125) brachytherapy product. There can be no assurance that such future competition will not have a material adverse effect on the Company's business, operating results and financial condition. In addition to competition from other manufacturers of I(125) based products, products using alternative technologies may continue to be developed which will compete with the Company's products. In particular, if the Company does not develop and manufacture products using Pd(103), and if Pd(103)-based products manufactured by the Company's competitors achieve greater market acceptance, the Company's failure to develop and manufacture such products could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY CUSTOMERS.

    Two of the Company's customers accounted for 65% of the Company's total revenues in fiscal 1996 and significant customers may continue to account for a substantial percentage of the Company's sales in the future. In particular, the Company expects that Mentor will be a significant customer in the future through the distribution of the IOGOLD-TM- product. There can be no assurance that any of such customers will maintain their volume of business with the Company. A loss of the Company's sales to such customers could have a material adverse effect on the Company's business, operating results and financial condition.

MARKET PRICE FLUCTUATIONS.

    The Company has recently experienced significant variability in the market price and the trading volume of its Common Stock. In addition, the securities markets from time to time experience significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of delays in the Company's testing and development schedules, technological innovations or new product introductions by the Company or its competitors, developments or disputes concerning patents or proprietary rights, regulatory developments in the U.S. and foreign countries, public concern as to the safety of products containing radioactive compounds and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Common Stock and the Company may experience further volatility in the market price and trading volume of the Common Stock.

EFFECT OF REIMBURSEMENT POLICIES.

    A substantial percentage of the patients treated for prostate cancer in the U.S. are covered by Medicare, and, consequently, the costs of prostate cancer treatment are subject to Medicare's prescribed rates of reimbursement. Although seeding requires less physician time than RP, reimbursement amounts, when combined with physician familiarity with RP may provide disincentives for urologists to perform seeding. There can be no assurance that (i) current or future limitations or requirements for reimbursement by Medicare or other third party payors for prostate cancer treatment will not materially adversely affect the market for the IOGOLD-TM- product, (ii) health administration authorities outside the U.S. will provide reimbursement at acceptable levels or at all or
(iii) any such reimbursement will continue at rates that enable the Company to maintain prices at levels sufficient to realize an appropriate return. The non-occurrence of any such factors could have a material adverse effect on the business, operating results and financial condition of the Company.

GOVERNMENT REGULATION.

    The manufacture and sale of the Company's products are subject to stringent government regulation in the U.S. and other countries. FDA and other governmental approvals and clearances are subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's marketing or withdrawal of the product from the market. The commercial distribution in the U.S. of any new products developed by the Company will be dependent upon obtaining the prior approval or clearance of the FDA, which can take many years and entail significant costs. The Company has received 510(k) clearance from the FDA with respect to the IOGOLD-TM- product and has applied for 510(k) clearance for a Pd(103)-based brachytherapy seed. No assurances can be made that such approval will be obtained on a timely basis or at all. In countries where the Company's products are not currently approved, the use or sale of the Company's products may require approval by government agencies comparable to the FDA. The process of obtaining such approvals may be lengthy, expensive and uncertain. There can be no assurance that the necessary approvals for the marketing of the Company's products in other markets will be obtained on a timely basis or at all. The Company is also required to adhere to applicable FDA regulations for current Good Manufacturing Practices ("GMP"), including extensive record keeping and reporting and periodic inspections of its manufacturing facilities. Similar requirements are imposed by governmental agencies in other countries.

    The Company's manufacturing operations involve the manufacturing and processing of radioactive materials, which are subject to stringent regulation. The Company operates under a license issued by the California Department of Health which is renewable every eight years. The Company's license is subject for renewal on January 31, 1998. California is one of the "Agreement States" which are so named because the U.S. Nuclear Regulatory Commission (the "NRC") has granted such states regulatory authority over radioactive material manufacturers, provided such states have regulatory standards meeting or exceeding the standards imposed by the NRC. The users of the Company's IOGOLD-TM- product will be required to possess licenses issued by the state in which they reside (if such states are Agreement States) or the NRC. Use licenses are also required by some of the foreign jurisdictions in which the Company may seek to market its products. There can be no assurance that current licenses held by the Company for its manufacturing operations will remain in force or that additional licenses required for the Company's operations will be issued. There also can be no assurance that the Company's customers will receive or retain the radioactive materials licenses required to possess and use the Company's products, including IOGOLD-TM-, or that delays in the granting of such licenses will not hinder the Company's ability to market its products. Furthermore, regulation of the Company's radioactive materials manufacturing processes involves the imposition of financial requirements related to public safety and decommissioning, and there are high costs and regulatory uncertainties associated with the disposal of radioactive waste generated by the Company's manufacturing operations. There can be no assurance that the imposition of such requirements and the costs and regulatory restrictions associated with disposal of waste will not adversely affect the Company's business, operating results and financial condition.

    Any failure to obtain and maintain regulatory approvals, licenses and permits could significantly delay the Company's marketing efforts. Furthermore, changes in or interpretations of existing regulations, or the adoption of new restrictive regulations, could adversely affect either the obtaining or timing of future regulatory approvals. Failure to comply with applicable regulatory requirements could result in, among other things, significant fines, suspension of approvals, seizures or recalls of products, operating restrictions or criminal prosecution and could materially adversely affect the Company's business, operating results and financial condition.

NEED FOR FUTURE CAPITAL.

    The Company's capital requirements have been and are expected to continue to be significant. In particular, significant funds will be necessary to fund expansion of the IOGOLD-TM- product and to set up a manufacturing capability for the production of ion implantation devices pursuant to the Company's
manufacturing and supply agreement with RadioMed.   Although management believes
the Company's existing capital resources, available credit and future operating cash flows, will be sufficient to fund the Company's planned expansion over the next 24 months, there can be no assurance that such sources will be sufficient to fund its planned expansion. The Company may also require further capital for the purchase of complementary businesses, technologies or products and for additional investment in RadioMed. The Company's capital requirements will depend on numerous factors, including the time and cost involved in expanding production capacity, the cost involved in protecting the proprietary rights of the Company and the time and expense involved in obtaining required regulatory approval to market IOGOLD-TM- in new markets or similar approvals for new products the Company may develop.

INTELLECTUAL PROPERTY RIGHTS; DEPENDENCE ON TRADE SECRETS.

    The Company's success will depend, in part, on its ability to obtain, assert and defend patent rights, protect trade secrets and operate without infringing the proprietary rights of others. The Company holds rights to an issued U.S. patent on a radioisotope-based device for site localization during biopsy procedures. On August 1, 1997, the Company filed for a U.S. patent on a radioactive brachytherapy source using multiple markers. There can be no assurance that rights under patents held by or licensed to the Company will provide it with competitive advantages or that others will not independently develop similar products or design around or infringe the patents or other proprietary rights owned by or licensed to the Company. In addition, there can be no assurance that any patent obtained or licensed by the Company will be held to be valid and enforceable if challenged by another party.

    There can be no assurance that patents have not been issued or will not be issued in the future that conflict with the Company's patent rights or prevent the Company from marketing its products. Such conflicts could result in a rejection of the Company's or its licensors' patent applications or the invalidation of patents, which could have a material adverse effect on the Company's business, operating results and financial condition. In the event of such conflicts, or in the event the Company believes that competitive products infringe patents to which the Company holds rights, the Company may pursue patent infringement litigation or interference proceedings against, or may be required to defend against litigation or proceedings involving, holders of such conflicting patents or competing products. There can be no assurance that the Company will be successful in any such litigation or proceeding, and the results and cost of such litigation or proceeding may materially adversely affect the Company's business, operating results and financial condition. See "--Litigation."
In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others, and such claims are ultimately determined to be valid, the Company may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

    The Company relies to a significant degree on trade secrets, proprietary know-how and technological advances that are either not patentable or that the Company chooses not to patent. The Company seeks to protect non-patented proprietary information, in part, by confidentiality agreements with suppliers, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. The disclosure to third parties of proprietary non-patented information could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL.

    The success of the Company is largely dependent on the personal efforts of key technical and senior management personnel, principally L. Michael Cutrer, its President and Chief Executive Officer. The Company does not have an employment agreement with Mr. Cutrer, nor does it currently have a key-man life insurance policy on the life of Mr. Cutrer. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled technical, managerial and marketing personnel and is likely to require the expansion of its management level personnel. Competition for radiation source industry personnel can be intense, and the availability of capable personnel may be limited; thus, their services could be difficult to obtain or replace. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop and market new and enhanced products and to conduct its operations successfully.
Any inability to attract and retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition.

RAPID TECHNOLOGICAL CHANGE.

    The markets for the Company's products are characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The Company's success depends on its ability to continue to enhance its existing product lines, to develop and introduce in a timely manner new products that take advantage of technological advances and to respond promptly to customers' requirements. There can be no assurance that the Company's current level and scope of research and development spending will be adequate, that the Company will be successful in developing and marketing enhancements to its existing products or new products on a timely basis, or that its new products will adequately address the changing needs of the marketplace. Failure by the Company in any of these areas could materially and adversely affect the Company's business, operating results and financial condition.

LIMITED NUMBER OF SUPPLIERS.

    The Company is dependent upon a limited number of outside unaffiliated suppliers for its radioisotopes. The Company's principal suppliers are Nordion International, Inc. and the Los Alamos National Laboratory. The Company also utilizes overseas isotope manufacturers. To date, the Company has generally been able to obtain the required radioisotopes for its products as needed. The Company believes that it will be able to continue to obtain required radioisotopes from these or other sources, although there can be no assurance thereof. The delay or unavailability of radioisotopes could have a material adverse effect on the Company's production and sales levels and consequently upon its business, operating results and financial condition.

LITIGATION.

    In June 1996, an action was commenced in the United States District Court for the Eastern District of Virginia entitled BEST INDUSTRIES, INC. V. CIS BIO INTERNATIONAL, INC., ET AL., Civil Action No. 96-737-A. In addition to naming CIS Bio International, its subsidiary CIS-US, Inc. and certain individual officers and directors of those companies, the complaint also named the Company and L. Michael Cutrer as defendants. CIS Bio International, Inc. is a customer of the Company. The complaint sought equitable relief, ordinary damages of $50 million and punitive damages of up to $10 million, on the basis of various allegations with respect to the alleged misappropriation and misuse by the defendants of certain purported trade secrets of the plaintiff, the alleged tortious interference with the plaintiff's business relations and the alleged defamation of plaintiff's character and professional standing. The purported trade secrets which the plaintiff claims to have been misappropriated and misused relate to the I(125) brachytherapy sources the Company has developed. The Company filed an answer to the complaint denying any liability to the plaintiff with respect to any of the allegations contained in the complaint. The plaintiff filed a motion to voluntarily dismiss the case, without prejudice, which motion was granted on December 13, 1996, subject to payment of certain costs and attorneys' fees to the Company. Upon the non-payment of the assessed costs and expenses by the plaintiff, the case was dismissed with prejudice by order dated January 27, 1997. The plaintiff has filed notices of appeal of the court's dismissal, the first of which was filed on January 29, 1997, and the Company filed a notice of appeal on March 7, 1997. In its appeal, the Plaintiff has requested various forms of relief, including the reinstatement of the plaintiff's case. Oral argument for the appeal has been set for December 3, 1997. The Company believes the allegations contained in the original complaint were without merit and, if the case is reinstated by the court or refiled by the Plaintiff, the Company intends to vigorously defend such action. However, in the event of reinstatement or refiling of the case, if an adverse judgment is ultimately rendered against the Company, such judgment could have a material adverse effect on the Company's ability to produce I(125) brachytherapy sources, and could have a material adverse effect on the Company's business, operating results and financial condition.

PRODUCTS LIABILITY; INSURANCE COVERAGE.

    The Company's business is subject to product liability risks inherent in the testing, manufacturing and marketing of products containing radioisotopes. To date, no product liability claims have been asserted against the Company. However, there can be no assurance that such claims will not arise in the future based on past, present or future services or products offered by the Company. The Company maintains product liability and general liability insurance. The Company's product liability and general liability policy is provided on a claims made basis and is subject to annual renewal. There can be no assurance that liability claims will not exceed the scope of coverage or limits of such policies or that such insurance will continue to be available on commercially reasonable terms or at all. If the Company does not or cannot maintain sufficient liability insurance, its ability to market its products may be significantly impaired. In addition, product liability claims, as well as negative publicity arising out of such claims, could have a material adverse effect on the business, operating results and financial condition of the Company.

HAZARDOUS MATERIALS.

    The Company's manufacturing processes and research and development efforts involve the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could have a material adverse effect on the Company's business, operating results and financial condition.

UNCERTAINTY RELATED TO HEALTH CARE REFORM.

    Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private purchasing groups, price controls and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. The Company cannot predict what impact the adoption of any federal or state health care reform measures, future private sector reform or market forces may have on its business, operating results and financial condition.

EFFECT OF CERTAIN STATUTORY, CHARTER AND BYLAW PROVISIONS; AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK.

    Certain provisions of the Company's Certificate of Incorporation and Bylaws could delay the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events would be beneficial to the interests of the stockholders. For example, the Company is currently authorized to issue 2,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), without any vote or further action by the Company's stockholders. The Preferred Stock, no shares of which are currently outstanding, is issuable in one or more series with such rights, preferences, maturity dates and similar matters as the Board of Directors of the Company may from time to time determine. The Company is also subject to Section 203 of the Delaware General Corporation law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a broad range of business ventures with any "interested stockholder" for a period of three years from the date such stockholder became an interested stockholder.

DIVIDEND POLICY.

    The Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. Pursuant to its agreements with Mentor, upon FDA approval of IOGOLD-TM-, Mentor will purchase $2 million of Preferred Stock which will carry a cumulative annual dividend of 8%.

NASDAQ NMS LISTING APPLICATION.

    The Common Stock of the Company began trading on the EBB in March 1996 and has a limited trading history thereon. The Company has applied for listing of the Common Stock on the Nasdaq National Market System ("NMS"), but there can be no assurance that such listing will be obtained. The Company believes that it meets the quantitative requirements necessary for listing on the NMS, but Nasdaq reserves the right to apply additional standards in its sole discretion. If the Company is unable to meet the listing requirements for the NMS, the Company intends to apply for listing on the Nasdaq SmallCap Market. If the Company is unable to achieve the standards for quotation on either the NMS or the Nasdaq SmallCap Market, the Company anticipates that the Common Stock will continue to trade on the EBB.

                                   USE OF PROCEEDS

    The Company will receive proceeds of up to $1,382,400 from the exercise of the Warrant. However, the Company will receive none of the proceeds from the sale of the Shares by the Selling Stockholders. Any proceeds received in connection with the exercise of the Warrant are expected to be used for general corporate purposes.

                                SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of November 26, 1997. The Selling Stockholders do not hold any position or office, and have not had any other material relationship with the Company or any of its predecessors or affiliates within the last three years, except as follows: On October 24, 1997, CIBC Oppenheimer Corp. ("CIBC OPCO") entered into a letter agreement with the Company relating to the provision of investment banking services. Pursuant to the letter agreement, CIBC OPCO acted as placement agent for the Company in connection with the Private Placement. In connection with such services, CIBC OPCO received a fee of 7% of the gross proceeds received by the Company in the Private Placement and received the Warrant. The Warrant is exercisable at $21.60 per share beginning November 14, 1998 through November 13, 2002, for an aggregate of 64,000 shares of Common Stock.



                                          Beneficial Ownership                                          Beneficial Ownership
                                          Prior to Offering (1)                                             After Offering
                                      _____________________________                                 ______________________________
                                       Number of                             Shares Being           Number of
               Name                     Shares              Percent             Offered              Shares                Percent
________________________________      __________            _______          _____________          __________            ________
 Tudor BVI Futures, Ltd.                114,300               2.7               114,300                 0                     *
 The Raptor Global Fund L.P.             45,300               1.1                45,300                 0                     *

 The Raptor Global Fund Ltd.            125,100               2.9               125,100                 0                     *

 Tudor Arbitrage Partners L.P.           15,300                *                 15,300                 0                     *

 SunAmerica Small Co Growth Fund        150,000               3.5               150,000                 0                     *

 GT Global Health Care Class             30,000                *                 30,000                 0                     *

 GT Healthcare Fund                      20,000                *                 20,000                 0                     *

 GT Global Health Care Fund              75,000               1.8                75,000                 0                     *

 Connecticut Capital Associates
 L.P.                                   100,000               2.4               100,000                 0                     *

 INVESCO Global Health Sciences
 Fund                                   100,000               2.4               100,000                 0                     *

 ProMed Partners, L.P.                   35,000                *                 25,000                10,000                 *

 CIBC Oppenheimer Corp.  (2)               0                   *                 64,000                 0                     *

 Total                                  810,000              19.1               864,000                10,000                 *


_____________________


*Represents less than 1% of all outstanding shares of Common Stock

(1) Unless otherwise indicated in the footnotes to this table, the Company believes that each Selling Stockholder named in this table has sole voting and investment power with respect to all shares of Common Stock reflected as being owned by such Selling Stockholder.

(2) The Warrant for 64,000 shares of Common Stock held by CIBC OPCO first becomes exercisable on November 14, 1998.

                                 PLAN OF DISTRIBUTION

    All of the Shares of Common Stock being offered hereby are being sold by the Selling Stockholders and were acquired pursuant to the Company's Private Placement. The Company sold 800,000 shares of Common Stock to the Selling Stockholders pursuant to the Private Placement at a price of $18.00 per share. The $18.00 price was negotiated in an arms length transaction between
the Company and the Selling Stockholders.   CIBC OPCO acted as placement
agent for the Company in connection with the Private Placement and, in connection with such services, received the Warrant. The Warrant is exercisable at $21.60 per share beginning November 14, 1998 through November 13, 2002, for an aggregate of 64,000 shares of Common Stock. An aggregate of 864,000 Shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Stockholders. The Company will pay all expenses in connection with the registration of the Shares offered hereby. Such Shares have been included in the Registration Statement of which this Prospectus forms a part.

    The 864,000 shares of Common Stock being offered by the Selling Stockholders pursuant to this Prospectus may be offered and sold from time to time as market conditions permit on the Nasdaq EBB or such other markets upon which the Company may list shares of its Common Stock from time to time, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "Underwriters" within the meaning of the Securities Act in connection with such sales.

     The Company has entered into agreements with the Selling Stockholders to register their Shares under applicable federal and state securities laws.
The agreements between the Company and the Selling Stockholders provide for cross-indemnification of the Selling Stockholders and the Company for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of registration of the Shares.

    To comply with certain states' securities laws, if applicable, the shares of Common Stock registered hereunder will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold or offered unless they have been registered or qualified for sale in such states or an exception for registration or qualification is available and is complied with.

                                    LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for the Company by D'Ancona & Pflaum. Attorneys of D'Ancona & Pflaum hold an aggregate of 51,200 shares of Common Stock of the Company.

                                       EXPERTS

    The consolidated financial statements of the Company and its subsidiary, incorporated by reference in this Prospectus and Registration Statement by reference to the Annual Report on Form 10-KSB for the year ended October 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses which will be paid by the Company in connection with this offering are as follows:

         SEC Registration. . . . . . . . . . . . . . . . . . . . . . . $5,040
         Legal Fees and Expenses*. . . . . . . . . . . . . . . . . . . $5,000
         Blue Sky Fees and Expenses* . . . . . . . . . . . . . . . . . $1,500
         Accounting Fees and Expenses. . . . . . . . . . . . . . . . . $3,000
         Miscellaneous*. . . . . . . . . . . . . . . . . . . . . . . . $  460
           TOTAL                                                      $15,000
_______________________________                                       =======

*Indicates expenses that have been estimated for the purpose of filing.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the General Corporation Law of Delaware ("Delaware Law") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of Directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate of Incorporation of the Company, as amended, provides in effect for the elimination of the liability of directors to the extent permitted by Delaware Law.

Section 145 of the Delaware Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith an in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific cased upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Company's By-laws entitle officers and directors of the Company to indemnification to the fullest extent permitted by Delaware Law.

ITEM 16. EXHIBITS


    Exhibits Description of Documents
    ---------------------------------
    4.1 Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form 10-SB, filed August 22, 1995.

    4.2 Bylaws of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form 10-SB, filed
         August 22, 1995.

     4.3 Placement Agent's Warrant Agreement dated November 13, 1997 between the Registrant and CIBC Oppenheimer Corp., incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed November 24, 1997.

     5 Opinion of D'Ancona & Pflaum on legality of securities being registered.

     23.1 Consent of D'Ancona & Pflaum (included in Exhibit 5).

     23.2 Consent of Price Waterhouse LLP

     24   Power of Attorney (included on page II-4)


ITEM 17.  UNDERTAKINGS

A.   Rule 415 Offering

     The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (a)(1)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) For the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



B.   Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Hollywood, State of California on the 26th day of November, 1997.

                                   North American Scientific, Inc.

                                   By:  /s/ L. Michael Cutrer
                                        --------------------------------------
                                        L. Michael Cutrer
                                        President, Chief Executive Officer and
                                         Director

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints L. Michael Cutrer and Irwin J. Gruverman, and each of their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 26th day of November, 1997.

             Signature                                 Title

/s/ Irwin J. Gruverman              Chairman of the Board of Directors
-----------------------
Irwin J. Gruverman


/s/ L. Michael Cutrer               President, Chief Executive Officer and
-----------------------             Director (Principal executive, financial
L. Michael Cutrer                   and accounting officer)

/s/ Larry Berkin                    Director
----------------------
Larry Berkin


/s/ Allan M. Green                  Director
----------------------
Dr. Allan M. Green


/s/ Michael C. Lee                  Director
----------------------
Michael C. Lee